Exhibit 4.71

Supplementary Agreement of Commercial Pricing Agreement

Between

CHINA UNITED NETWORK COMMUNICATIONS LIMITED

and

CHINA TOWER CORPORATION LIMITED

This Supplementary Agreement to Commercial Pricing Agreement (hereinafter referred to as the “Agreement”) is entered into by the following Parties on 31 January 2018 at Beijing, China.

1)	China United Network Communications Corporation Limited, a company incorporated under the laws of the People’s Republic of China with limited liability (“Party A” or “CUCL”), whose registered office is at 21 Jinrong Street, Xicheng District, Beijing, and whose legal representative is WANG Xiaochu;

2)	China Tower Corporation Limited, a joint stock company with limited liability incorporated under the laws of the People’s Republic of China (“Party B” or “Tower Company”), whose registered office is at 19/F, 73 Fucheng Road, Haidian District, Beijing, and whose legal representative is LIU Aili.

In this Agreement, Party A and Party B collectively refer to as the “Parties” and separately refer to as a “Party”.

WHEREAS:

On 8 July 2016, the Parties entered into the Commercial Pricing Agreement. Pursuant to the Commercial Pricing Agreement, their respective provincial subsidiaries entered into Provincial Service Agreements I.

THEREFORE, upon mutual negotiations and discussions on an arm’s length basis, the Parties hereby agree on supplementary provisions to the Commercial Pricing Agreement as follows:

Article 1. The pricing of tower products stated in Annex 1 Product Catalogue and Pricing of the Agreement shall be adjusted, including: cost markup rate shall be adjusted from 15% to 10%; the sharing discount rate for base price applicable to towers shared by two lessees shall be increased from 20% to 30%, and that applicable to towers shared by three lessees shall be increased from 30% to 40%, with the extra 5% discount entitled by the anchor tenant unchanged; for certain provinces, the adjustment coefficient to reflect difference of standardized construction costs of new tower products in different geographical areas and the discount rate applicable to Acquired Telecommunications Towers shall be adjusted; the existing sharing discount policy shall be extended to 31 December 2019, upon which time the Parties shall negotiate the pricing terms in this regard. See Annex 1 to the Agreement for details.

Article 2. The adjusted Product Catalogue and Pricing shall be effective from 1 January 2018 and acknowledged by the respective provincial companies or municipal companies of the parties by entering into Product and Service Confirmation Letters or Batch Lease Forms.

Article 3. The term of the Agreement shall be five years, effective from 1 January 2018 and expiring on 31 December 2022. Prior to expiry, the Parties shall negotiate the pricing terms thereafter.

Article 4. The Agreement and its annexes shall constitute important supplements to the Commercial Pricing Agreement. The provisions in this Agreement and its annexes shall prevail over any and all prior oral or written consultation, agreement and arrangement in any form entered into by the Parties and their subsidiaries, to the extent inconsistent. Matters not specified hereunder shall continue to be governed by other agreements or arrangements between the Parties.

Article 5. The Agreement shall become effective from the date when it is executed by the legal representatives or authorized representatives and stamped with the respective corporate seals of the Parties.

Article 6. The Agreement is written in Chinese and shall be executed simultaneously in six counterparts, each of which shall be deemed to have the same binding legal effects. Each Party shall hold three copies.

(The rest of this page is intentionally left blank. The following is the page of signature and seal of the supplementary agreement to the Commercial Pricing Agreement (No. CU12-1001-2016-000560-1) between China United Network Communications Limited and China Tower Corporation Limited.)

Party A China United Network Communications Corporation Limited (chop)
Legal Representative (or Authorized Representative):	/s/ ZHANG Mao (signature)

Party B China Tower Corporation Limited (chop)
Legal Representative (or Authorized Representative):	/s/ GU Xiaomin (signature)

Annex 1: Adjustment to Product Catalogue and Pricing

I.	Tower Products

(i)	New Tower Products

2.	Product Pricing

(1)	Pricing Formula

⑤	Cost markup rate: the 15% shall be changed into 10%.

⑧	Sharing discount rate:

Table 4: Sharing Discount Rate 1 (Sharing Discount Rate for Base Price) shall be changed into:

	Sole User	Shared by Two Companies	Shared by Three Companies
First-Occupier Lessee	–	35% discount	45% discount
Other Lessees	–	30% discount	40% discount

(2)	Adjustment of the Standardized Construction Costs

The original:

“Considering that the construction costs vary in different provinces of China, the 31 provinces are divided into four categories. The following coefficients shall be applied to the adjustment of construction costs based on the national standardized construction costs:

Category 1: Inner Mongolia, Liaoning, Jiangsu, Jilin, Zhejiang, Sichuan, Heilongjiang, Anhui, Henan, Shanxi, Guangxi, Fujian, Hunan, Hubei, Gansu, Guangdong, Hainan and Xinjiang, eighteen provinces in total, for which the adjustment coefficient is 1.0;

Category 2: Hebei, Chongqing, Shandong, Shaanxi, Jiangxi, Guizhou and Yunnan, seven provinces in total, for which the adjustment coefficient is 0.9;

Category 3: Beijing, Tianjin and Ningxia, three provinces in total, for which the adjustment coefficient is 1.1;

Category 4: Shanghai, Tibet and Qinghai, three provinces in total, for which the adjustment coefficient is 1.86 for Shanghai, 2.38 for Tibet and 1.26 for Qinghai, respectively, consistent with the pricing of Acquired Towers.”

shall be changed into:

“Considering that the construction costs vary in different provinces of China, the construction costs for each province shall be adjusted according to the coefficients listed in Schedule 3 based on the national standardized construction costs”. [See the revised Schedule 3]

(ii)	Acquired Tower Products

2.	Product Pricing

①	The discount rate:

The discount rate applicable for each province shall be revised. See Revised Schedule 3 for the revised discount rate applicable to each province.

⑥	Sharing discount:

The original:

“For the Existing Sharing Parties: Prior to 2018, they will be charged at 30% of each of the base price and the site cost. The former owner shall be entitled to the first-occupier discount for the base price, with the site cost to be charged at 70% (if there are two lessees) or 40% (if there are three lessees). When the third party starts sharing the Acquired Tower, the prices for the Existing Sharing Parties shall remain unchanged; the former owner shall be entitled to the first-occupier discount (namely, to be charged at 65% of the base price and 45% of the site cost). However, effective from January 1, 2018, the pricing rules applicable to the Existing Sharing Parties shall be the same as those applicable to the New Sharing Parties. ”

shall be changed into:

“For the Existing Sharing Parties: Prior to 31 December 2019, they will be charged at 30% of each of the base price and the site cost. The former owner shall be entitled a 70% discount (if there are two lessees) or 60% discount (if there are three lessees) for the base price, with the site cost to be charged at 70% (if there are two lessees) or 40% (if there are three lessees). When the third party starts sharing the Acquired Tower, the prices for the Existing Sharing Parties shall remain unchanged; the former owner shall be charged at 60% of the base price and 45% of the site cost.”

V.	Adjustment Mechanism

The original:

“To take into account factors such as inflation, the Parties shall adjust the maintenance expense and the site cost for the year with reference to the prior year’s CPI (Consumer Price Index) published by the national statistical authority. Such adjustment shall be effective from January 1st of the year and applied retrospectively.

Should there be significant fluctuations in the real estate market or steel prices, the Parties shall negotiate and make adjustments to site cost, product prices and others accordingly.

Upon the expiration of the useful lives of depreciation (10 years) of towers, the Parties shall negotiate separately the applicable adjustments based on the actual business operation of Tower Company.

If there is any material change in the actual business operation of Tower Company, such as the share rate, construction cost and profit differing from the forecast in 2016, the pricing mechanism hereunder shall be adjusted by the end of 2016.”

shall be changed into:

“To take into account factors such as inflation, the Parties may research to adjust the maintenance expense and the site cost for the year with reference to the prior year’s CPI (Consumer Price Index) published by the national statistical authority. In case of adjustment, such adjustment shall be effective from January 1st of the year.

Should there be significant fluctuations in the real estate market or steel prices, the Parties shall negotiate and make adjustments to site cost, product prices and others accordingly.”

“Schedule 3: Discount Rate for the Acquired Towers”

shall be changed into:

Schedule 3:	Adjustment Coefficients of Standard Construction Costs for New Towers & Discount Rate of Acquired Towers

Number	Province	Adjustment coefficients of Standard construction costs for New Towers	Discount Rate of Acquired Towers
1	Beijing	1.1	0.94
2	Tianjin	1.1	0.98
3	Hebei	0.9	0.67
4	Shanxi	1.0	0.73
5	Inner Mongolia	1.0	0.88
6	Liaoning	1.0	0.84
7	Jilin	1.0	0.74
8	Heilongjiang	1.0	0.74
9	Shanghai	1.8	1.80
10	Jiangsu	1.0	0.79
11	Zhejiang	1.0	0.83
12	Anhui	1.0	0.80
13	Fujian	1.0	0.79
14	Jiangxi	0.9	0.75
15	Shandong	0.9	0.71
16	Henan	1.0	0.82
17	Hubei	1.0	0.79
18	Hunan	1.0	0.70
19	Guangdong	1.0	0.99
20	Guangxi	1.0	0.78
21	Hainan	1.0	1.44
22	Chongqing	0.9	0.74
23	Sichuan	1.0	0.85
24	Guizhou	0.9	0.73
25	Yunnan	0.9	0.70
26	Tibet	1.8	1.80
27	Shaanxi	0.9	0.67
28	Gansu	1.0	0.79
29	Qinghai	1.1	1.10
30	Ningxia	1.1	1.01
31	Xinjiang	1.0	1.14